Exhibit (g)(1)(c)

AMENDED AND RESTATED GLOBAL
CUSTODY RIDER to DOMESTIC CUSTODY
AGREEMENT
BETWEEN
PROSHARES TRUST
AND
JPMORGAN CHASE BANK, N.A.

WORLDWIDE SECURITIES SERVICES

jpmorgan.com

J.P.Morgan

AMENDED AND RESTATED GLOBAL CUSTODY RIDER

TO

DOMESTIC CUSTODY AGREEMENT

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1	Intention of the Parties.

(a)	This Amended and Restated Global Custody Rider (“Rider”) amends and restates the previous Global Custody Rider between JPMorgan and Customer and together with the Domestic Custody Agreement sets out the terms on which JPMorgan will be providing custodial, settlement and other associated services to the Customer with respect to Global Securities (i.e., Securities other than U.S. Securities, which are governed exclusively by the terms of the Domestic Custody Agreement) and cash and cash equivalents (together, “cash”) credited to a Cash Account as such term is defined in this Rider. To the extent there are any inconsistencies between the terms of the Domestic Custody Agreement and the terms of this Rider, the terms of this Rider shall govern.

(b)	Investing in Financial Assets and cash in foreign jurisdictions may involve risks of loss or other special features. The Customer acknowledges that JPMorgan is not providing any legal, tax or investment advice in providing the services under this Rider and will not be liable for any losses resulting from Country Risk.

(c)	It is the intention of the parties that the services offered by J.P. Morgan under the Domestic Custody Agreement with respect to the custody of Securities and related settlement services will be limited to Securities that are issued in the United States (“U.S.”) by an issuer that is organized under the laws of the U.S. or any state thereof, or that are both traded in the U.S. and eligible for deposit in a U.S. Securities Depository.

1.2	Definitions; Interpretation.

All capitalized terms used in this Rider, unless defined herein, shall have the meanings given to such terms as set forth in the Domestic Custody Agreement.

“1940 Act” means Investment Company Act of 1940, as amended.

“Affiliated Subcustodian” means a Subcustodian that is an Affiliate of JPMorgan.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“JPMorgan’s London Branch” means the London branch office of JPMorgan Chase Bank, N.A.

“Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation or other governmental actions; the country’s financial infrastructure, including prevailing custody, tax and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

“Domestic Custody Agreement” or “DCA” means the Domestic Custody Agreement between JPMorgan and the Customer.

“Eligible Foreign Custodian” means: (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country’s government or an agency thereof; (ii) a majority-owned direct or indirect subsidiary of a U.S. Bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the U.S.; or (iii) any other entity (other than an Eligible Securities Depository) that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

“Eligible Securities Depository” shall have the same meaning as in Rule 17f-7 under the 1940 Act as the same may be amended from time to time, or that has otherwise been made exempt pursuant to an SEC exemptive order.

“Financial Assets” as used in this Rider shall relate exclusively to Global Securities.

“Foreign Custody Manager” has the meaning as set forth in paragraph (a) of Section 2.10 of this Rider.

“Global Securities” has the meaning as set forth in paragraph (a) of Section 1.1 of this Rider.

“SEC” means the Securities and Exchange Commission.

“Subcustodian” means any of the subcustodians appointed by JPMorgan from time to time to hold Securities and act on its behalf in different jurisdictions (and being at the date of this Rider the entities listed in Schedule 1) and includes any Affiliated Subcustodian. Subcustodians are Securities Intermediaries. JPMorgan Indemnitees shall include Subcustodians and their nominees, directors, officers, employees and agents.

“U.S. Bank” means a U.S. bank as defined in Rule 17f-5(a)(7) under the 1940 Act.

2.	WHAT JPMORGAN IS REQUIRED TO DO

2.1	Cash Accounts.

(a)	For the purpose of this Rider, Cash Accounts mean one or more deposit accounts in the name of the Customer at JPMorgan’s London Branch. Any cash so deposited with JPMorgan’s London Branch shall be payable exclusively by JPMorgan’s London Branch in the applicable currency, subject to compliance with any Applicable Law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency.

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(b)	Notwithstanding paragraph (a) hereof, cash held in respect of those markets where the Customer is required to have a cash account in its own name held directly with the relevant Subcustodian or Securities Depository will be held in that manner and will not be part of the Cash Account.

2.2	Segregation of Assets; Nominee Name.

(a)	JPMorgan will require each Subcustodian to identify in its own records that Financial Assets held at such Subcustodian by JPMorgan on behalf of its Customers belong to the Customers of JPMorgan (to the extent permitted by Applicable Law or market practice), such that it is readily apparent that the Financial Assets do not belong to JPMorgan or the Subcustodian.

(b)	JPMorgan and Subcustodian are authorized to register in the name of Subcustodian such Financial Assets as are customarily held in registered form. Except as otherwise instructed by Customer and unless contrary to local law or market practice or, the Customer authorizes JPMorgan or its Subcustodian to hold Financial Assets in omnibus accounts on a fungible basis and to accept delivery of Financial Assets of the same class and denomination as those deposited with JPMorgan or its Subcustodian.

2.3	Income Collection; AutoCredit.

JPMorgan shall provide income collection and AutoCredit service for Global Securities as set forth in Section 2.7 of the DCA.

2.4	Contractual Settlement Date Accounting.

If the Customer has elected to have contractual settlement date accounting service for the Global Securities credited to its Securities Account, JPMorgan will provide such service with respect to the settlement of transactions in those global markets where the service is offered as provided in Section 2.5 of the DCA.

2.5	Proxy Voting with respect to Global Securities.

(a)	JPMorgan will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify the Customer of such information and, subject to Section 2.5(c) hereof, act in accordance with the Customer’s Instructions in relation to such meetings (the “Proxy Voting Service”).

(b)	The Proxy Voting Service is available only in certain markets, details of which are available from JPMorgan on request. Provision of the Proxy Voting Service is conditional upon receipt by JPMorgan of a duly completed enrollment form as well as additional documentation that may be required for certain markets.

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(c)	The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by JPMorgan on a case by case basis.

(d)	The Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another corporate action;

(iii)	the Financial Assets being held in a margin or collateral account at JPMorgan or another bank or broker, or otherwise in a manner which affects voting; and

(iv)	local market regulations or practices, or restrictions by the issuer.

Additionally, in some cases JPMorgan may be required to vote all shares held for a particular issue for all of JPMorgan’s the Customers in the same way. JPMorgan will inform the Customer where this is the case.

2.6	Access to Subcustodian’s Records.

Subject to restrictions under Applicable Law, JPMorgan will obtain an undertaking to permit the Customer’s auditors and independent public accountants reasonable access to the records of any Subcustodian of Financial Assets held in the Securities Account as may be required in connection with such examination.

2.7	Maintenance of Financial Assets at Subcustodian Locations.

Unless Instructions (as detailed in Article 3 entitled “Instructions” of the DCA) require another location acceptable to JPMorgan, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired or where such Financial Assets are held. JPMorgan reserves the right to refuse to accept delivery of Financial Assets or cash in countries and jurisdictions other than those referred to in Schedule 1 to this Rider, as in effect from time to time.

2.8	Tax Relief Services.

JPMorgan will provide for Global Securities, as set forth in Section 8.2 of the DCA, the same tax relief services that JPMorgan provides for American Depository Receipts.

2.9	Foreign Exchange Transactions.

To facilitate the administration of the Customer’s trading and investment activity, JPMorgan may, but will not be obliged to, enter into spot or forward

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foreign exchange contracts with the Customer, or an Authorized Person, and may also provide foreign exchange contracts and facilities through its Affiliates or Subcustodians. Instructions, including standing Instructions, may be issued with respect to such contracts, but JPMorgan may establish rules or limitations concerning any foreign exchange facility made available. In all cases where JPMorgan, its Affiliates or Subcustodians enter into a master foreign exchange contract that covers foreign exchange transactions for the Accounts, the terms and conditions of that foreign exchange contract, to the extent not inconsistent with this Rider, will apply to such transactions.

2.10	Compliance with SEC rule 17f-5 (“rule 17f-5”).

(a)	The Customer’s board of directors (or equivalent body) (hereinafter “Board”) hereby delegates to JPMorgan, and, except as to the country or countries as to which JPMorgan may, from time to time, advise the Customer that it does not accept such delegation, JPMorgan hereby accepts the delegation to it, of the obligation to perform as the Customer’s “Foreign Custody Manager” (as that term is defined in rule 17f-5(a)(3) as promulgated under the 1940 Act), including for the purposes of: (i) selecting Eligible Foreign Custodians (as that term is defined in rule 17f-5(a)(1), and as the same may be amended from time to time, or that have otherwise been granted relief to act as such pursuant to an SEC exemptive order) to hold foreign Financial Assets and cash, (ii) evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in rule 17f-5(c)(2)) and (iii) monitoring such foreign custody arrangements (as set forth in rule 17f-5(c)(3)).

(b)	In connection with the foregoing, JPMorgan shall:

(i)	provide written reports notifying the Customer’s Board of the placement of Financial Assets and cash with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Customer’s Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Customer’s foreign custody arrangements (and, until further notice from the Customer, such reports shall be provided not less than quarterly with respect to the placement of Financial Assets and cash with particular Eligible Foreign Custodians and with reasonable promptness upon the occurrence of any material change in the arrangements with such Eligible Foreign Custodians);

(ii)	exercise such reasonable care, prudence and diligence in performing as the Customer’s Foreign Custody Manager as a person having responsibility for the safekeeping of foreign Financial Assets and cash would exercise;

(iii)	in selecting an Eligible Foreign Custodian, first have determined that foreign Financial Assets and cash placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors

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relevant to the safekeeping of such foreign Financial Assets and cash, including, without limitation, those factors set forth in rule 17f-5(c)(1)(i)-(iv);

(iv)	determine that the written contract with an Eligible Foreign Custodian requires that the Eligible Foreign Custodian shall provide reasonable care for foreign Financial Assets and cash based on the standards applicable to custodians in the relevant market in accordance with rule 17f-5(c)(2)(i) or (ii); and

(v)	have established a system to monitor the continued appropriateness of maintaining foreign Financial Assets and cash with particular Eligible Foreign Custodians and of the governing contractual arrangements; it being understood, however, that in the event that JPMorgan shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford foreign Financial Assets and cash reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, JPMorgan shall promptly so advise the Customer and shall then act in accordance with the Instructions of the Customer with respect to the disposition of the affected foreign Financial Assets and cash.

Subject to (b)(i)-(v) above, JPMorgan is hereby authorized to place and maintain foreign Financial Assets and cash on behalf of the Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by JPMorgan.

(c)	Except as expressly provided herein, the Customer shall be solely responsible to assure that the maintenance of foreign Financial Assets and cash hereunder complies with the rules, regulations, interpretations and exemptive orders as promulgated by or under the authority of the SEC.

(d)	JPMorgan represents to the Customer that it is a U.S. Bank as defined in Rule 17f-5(a)(7). The Customer represents to JPMorgan that: (1) the foreign Financial Assets and cash being placed and maintained in JPMorgan’s custody are subject to the 1940 Act, as the same may be amended from time to time; and (2) (i) its Board has determined that it is reasonable to rely on JPMorgan to perform as the Customer’s Foreign Custody Manager or (ii) its Board or its investment adviser shall have determined that the Customer may maintain foreign Financial Assets and cash in each country in which the Customer’s Financial Assets and cash shall be held hereunder and determined to accept Country Risk. Nothing contained herein shall require JPMorgan to make any selection or to engage in any monitoring on behalf of the Customer that would entail consideration of Country Risk.

(e)	JPMorgan shall provide to the Customer such information relating to Country Risk as is specified in Schedule 1-A hereto. The Customer hereby acknowledges that: (i) such information is solely designed to

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inform the Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) JPMorgan has gathered the information from sources it considers reliable, but that JPMorgan shall have no responsibility for inaccuracies or incomplete information.

2.11	Compliance with SEC rule 17f-7 (“rule 17f-7”).

(a)	JPMorgan shall, for consideration by the Customer, provide an analysis of the custody risks associated with maintaining the Customer’s foreign Financial Assets and cash with each Eligible Securities Depository used by JPMorgan as of the date hereof (or, in the case of an Eligible Securities Depository not used by JPMorgan as of the date hereof, prior to the initial placement of the Customer’s foreign Financial Assets and cash at such Depository) and at which any foreign Financial Assets and cash of the Customer are held or are expected to be held. In connection with the foregoing, the Customer shall notify JPMorgan of any Eligible Securities Depositories at which it does not choose to have its foreign Financial Assets and cash held. JPMorgan shall monitor the custody risks associated with maintaining the Customer’s foreign Financial Assets and cash at each such Eligible Securities Depository on a continuing basis and shall promptly notify the Customer or its adviser of any material changes in such risks.

(b)	JPMorgan shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 2.11(a) above.

(c)	Based on the information available to it in the exercise of diligence, JPMorgan shall determine the eligibility under rule 17f-7 of each depository before including it on Schedule 1-B hereto and shall promptly advise the Customer if any Eligible Securities Depository ceases to be eligible. (Eligible Securities Depositories used by JPMorgan as of the date hereof are set forth in Schedule 1-B hereto, and as the same may be amended on notice to the Customer from time to time.)

3.	INSTRUCTIONS

JPMorgan will act upon all Instructions received from the Customer with respect to the Financial Assets and cash held for the Accounts in accordance with Article 3 of the DCA and this Rider.

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO JPMORGAN

4.1	Fees and Expenses.

The Customer will pay to JPMorgan for its services hereunder the fees set forth in Schedule A hereto or such other amounts as may be agreed upon in writing from time to time, together with Bank’s expenses as set forth in Schedule A. The Customer shall pay such fees and expenses upon receipt of Bank’s invoice therefor. Without prejudice to JPMorgan’s other rights, JPMorgan reserves the right to charge interest on overdue amounts after thirty (30) days from the due date until actual payment at such rate as Bank may reasonably determine.

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4.2	Overdrafts.

If a debit to any currency in the Cash Account results in a debit balance in that currency, then JPMorgan may, in its discretion, (i) advance an amount equal to the overdraft, (ii) reject the settlement in whole or in any part, or (iii) if posted to the Securities Account, reverse the posting of the Financial Assets credited to the Securities Account. If JPMorgan elects to make such an advance, the advance will be deemed a loan to the Customer, payable on demand, bearing interest at the rate charged by JPMorgan from time to time, for overdrafts incurred by the Customers similar to the Customer, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which JPMorgan makes similar overdrafts available from time to time. No prior action or course of dealing on JPMorgan’s part with respect to the settlement of transactions on the Customer’s behalf will be asserted by the Customer against JPMorgan for JPMorgan’s refusal to make advances to the Cash Account or to settle any transaction for which the Customer does not have sufficient available funds in the Account.

5.	SUBCUSTODIANS

5.1	Appointment of Subcustodians.

(a)	JPMorgan is authorized under this Rider to act through and hold the Customer’s Financial Assets with Subcustodians that are Eligible Foreign Custodians being at the date of this Rider the entities listed in Schedule 1 and/or such other entities as JPMorgan may appoint, provided that in the case of such Eligible Foreign Custodian, JPMorgan, as Customer’s Foreign Custody Manager, has made the determinations required by Rule 17f-5 with respect to Financial Assets to be held by such Eligible Foreign Custodian. JPMorgan will exercise reasonable care prudence and diligence in the selection, monitoring and continued appointment of Eligible Foreign Custodians. In addition, JPMorgan and each Eligible Foreign Custodian may deposit Global Securities with, and hold Global Securities in any Eligible Securities Depository on such terms as such Eligible Securities Depository customarily operates and the Customer will provide JPMorgan with such documentation or acknowledgements that JPMorgan may require to hold the Financial Assets in such Eligible Securities Depository. At the request of the Customer, JPMorgan may, but need not, add to Schedule 1 an Eligible Foreign Custodian where JPMorgan has not acted as Foreign Custody Manager with respect to the selection thereof or add an Eligible Securities Depository to Schedule 1-B. JPMorgan shall notify the Customer in the event that it elects to add any such entity.

(b)	Any agreement JPMorgan enters into with a Eligible Foreign Custodian for holding JPMorgan’s the Customers’ assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Eligible Foreign Custodian or its creditors except a claim for payment for their safe custody or administration, and, in the case of cash deposits, except for liens or rights in favor of creditors of Eligible Foreign Custodian arising under bankruptcy, insolvency or similar law, that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration. JPMorgan shall be responsible for all claims for payment of fees for safe custody or administration so that no Eligible Foreign Custodian exercises any claim for such payment against the Customer’s assets. Where a Eligible Foreign Custodian deposits

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Global Securities with an Eligible Securities Depository, JPMorgan will cause the Eligible Foreign Custodian to identify on its records as belonging to JPMorgan, as agent, the Global Securities shown on the Eligible Foreign Custodian’s account at such Eligible Securities Depository. The foregoing will not apply to the extent of any special agreement or arrangement made by the Customer with any particular Eligible Foreign Custodian.

5.2	Liability for Subcustodians.

(a)	Subject to the limitations of liability of JPMorgan set forth in paragraph (b) of Section 7.1 of the DCA, JPMorgan will be liable only for direct losses incurred by the Customer that result from:

(i)	the failure by a Eligible Foreign Custodian to use reasonable care in the provision of custodial services by it in accordance with the standards prevailing in the relevant market or from the fraud or willful default of such Eligible Foreign Custodian in the provision of custodial services by it; or

(ii)	the insolvency of any Affiliated Eligible Foreign Custodian.

(b)	Subject to Section 2.10 and paragraph (a) of Section 5.1 of this Rider and JPMorgan’s duty to exercise reasonable care, prudence and diligence in the monitoring of a Eligible Foreign Custodian’s financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by JPMorgan in its oversight process, JPMorgan will not be responsible for the insolvency of any Eligible Foreign Custodian which is not a branch or an Affiliated Eligible Foreign Custodian.

(c)	JPMorgan reserves the right to add, replace or remove Eligible Foreign Custodians. JPMorgan will give prompt notice of any such action, which will be advance notice if practicable. Upon request by the Customer, JPMorgan will identify the name, address and principal place of business of any Eligible Foreign Custodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Eligible Foreign Custodian.

5.3	Liability for Securities Depositories

Subject to its duties set forth in Section 2.11, JPMorgan is not responsible for the monitoring of any Eligible Securities Depository and will not be liable for any act or omission by (or the insolvency of) any Eligible Securities Depository. JPMorgan is not responsible for the selection of any Eligible Securities Depository. In the event the Customer incurs a loss due to the negligence, willful misconduct or insolvency of a Eligible Securities Depository, JPMorgan will make good faith efforts, in its discretion, to seek recovery from the Eligible Securities Depository, but JPMorgan will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

6.	WHEN JPMORGAN IS LIABLE TO CUSTOMER

JPMorgan shall be entitled to all the protective provisions of Article 7 of the DCA in the performance of its duties and obligations under this Rider. Subcustodians shall be entitled to indemnification under paragraph (c) of Section 7.1 of the DCA as JPMorgan

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Indemnitees. Nevertheless, the Customer shall not be obligated to indemnify any Subcustodian under Section 7.1(c) of the DCA as JPMorgan’s agent with respect to any Liability for which JPMorgan is liable under Section 5.2 of this Rider. For purposes of clarity, it is agreed that as used in paragraph (a) of Section 5.2 of this Rider, the term Subcustodian shall not include any Eligible Foreign Custodian as to which JPMorgan has not acted as Foreign Custody Manager.

7.	ADDITIONAL TAX OBLIGATIONS

The Customer will provide to JPMorgan such certifications, documentation and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way and contains all material information. The Customer undertakes to notify JPMorgan immediately if any information requires updating or correcting.

8.	MISCELLANEOUS

8.1	Information Concerning Deposits at JPMorgan’s London Branch.

The Financial Services Compensation Scheme (the “FSCS”) was created under the Financial Services and Markets Act 2000. The terms of the FSCS offer protection in connection with deposits and investments in the event of the person to whom JPMorgan’s London Branch provides services suffering a financial loss as a direct consequence of JPMorgan’s London Branch being unable to meet any of its liabilities, and subject to the FSCS rules regarding eligible claimants and eligible claims, the Customer may have a right to claim compensation from the FSCS. Subject to the terms of the FSCS, the limit on the maximum compensation sum payable by the FSCS in relation to investment business is £48,000 and in relation to deposits is £31,700. A detailed description of the FSCS (including information on how to make a claim, eligibility criteria and the procedures involved) is available from the FSCS who can be contacted at 7th Floor, Lloyds Chambers, Portsoken Street, London, E1 8BN.

8.2	Severability and Waiver.

(a)	If one or more provisions of this Rider are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Rider operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Rider, or waiver of any breach or default, is effective unless in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections and remedies under this Rider shall survive its termination.

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8.3	Sections Incorporated by Reference.

For the avoidance of doubt, the entire Article 10 of the DCA is incorporated by reference into this Rider. All references to “Agreement” therein shall be read to include this Rider.

8.4	Termination.

(a)	The Customer may terminate this Rider on sixty (60) days’ written notice to JPMorgan. JPMorgan may terminate this Rider on one hundred and eighty (180) days’ written notice to the Customer.

(b)	Notwithstanding Section 8.4(a):

(i)    Either party may terminate this Rider immediately on written notice to the other party in the event that a material breach of this Rider by the other party has not been cured within thirty (30) days of that party being given written notice of the material breach;

(ii)    Either party may terminate this Rider immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure; and

(iii)    JPMorgan may terminate this Rider on sixty (60) days’ written notice to the Customer in the event that JPMorgan reasonably determines that the Customer has ceased to satisfy JPMorgan’s customary credit requirements.

(c)	This Rider shall automatically terminate with the termination of the DCA. Article 9 of the DCA, to the extent applicable, shall apply to any such termination of this Rider.

PROSHARES TRUST	JPMORGAN CHASE BANK, N.A.

By: /s/ Todd Johnson	By: /s/ Ellen E. Crane

Name: Todd Johnson	Name: Ellen E. Crane

Title: CIO	Title: Executive Director

Date: December 23, 2011	Date: January 12, 2012

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Schedule 1

LIST OF SUBCUSTODIANS AND MARKETS USED BY JPMORGAN

(provided separately)

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Schedule 1-A

Information Regarding Country Risk

1. To aid the Customer in its determinations regarding Country Risk, JPMorgan shall furnish annually and upon the initial placing of Financial Assets and cash into a country the following information (check items applicable):

A	Opinions of local counsel concerning:

i.	Whether applicable foreign law would restrict the access afforded the Customer’s independent public accountants to books and records kept by an eligible foreign custodian located in that country.

ii.	Whether applicable foreign law would restrict the Customer’s ability to recover its Financial Assets and cash in the event of the bankruptcy of an Eligible Foreign Custodian located in that country.

iii.	Whether applicable foreign law would restrict the Customer’s ability to recover Financial Assets that are lost while under the control of an Eligible Foreign Custodian located in the country.

B.	Written information concerning:

i.	The foreseeability of expropriation, nationalization, freezes, or confiscation of the Customer’s Financial Assets.

ii.	Whether difficulties in converting the Customer’s cash and cash equivalents to U.S. dollars are reasonably foreseeable.

C.	A market report with respect to the following topics:

(i) securities regulatory environment, (ii) foreign ownership restrictions, (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, and (vi) depositories (including depository evaluation), if any.

2. To aid the Customer in monitoring Country Risk, JPMorgan shall furnish board the following additional information:

Market flashes, including with respect to changes in the information in market reports.

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Schedule 1-B

ELIGIBLE SECURITIES DEPOSITORIES

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